Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-87749 and 333-32342) and Form S-8 (Nos. 333-69951, 333-90635, 333-39460, 333-64542, 333-108640, 333-227215 and 333-239306) of The Hackett Group, Inc. of our reports dated March 12, 2021, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of The Hackett Group, Inc., appearing in this Annual Report on Form 10-K of The Hackett Group, Inc. for the year ended January 1, 2021.

/s/ RSM US LLP

Fort Lauderdale, Florida

March 12, 2021